          BlackRock Mid Cap Dividend Series, Inc. (the "Corporation")
          -----------------------------------------------------------
                 BlackRock Mid Cap Dividend Fund (the "Fund")

77D(g)

On March 27, 2017, the Board of Directors (the "Board") of the Corporation approved certain changes to the Corporation and the Fund. In particular, the Board approved a change in the name of the Corporation to "BlackRock Mid Cap Dividend Series, Inc." and a change in the name of the Fund to "BlackRock Mid Cap Dividend Fund." It also approved certain changes to the Fund's investment strategies and investment process. These changes include changing the Fund's non-fundamental policy of investing, under normal circumstances, at least 80% of its assets in equity securities of mid cap companies to a non-fundamental policy to invest, under normal circumstances, at least 80% of its net assets plus the amount of any borrowings for investment purposes in equity securities of mid cap companies and at least 80% of its net assets plus the amount of any borrowings for investment purposes in dividend-paying securities. The Board also approved contractual expense caps for Investor A, Investor C, Institutional and Class R shares. In addition, Fund management determined to make certain changes to the Fund's portfolio management team and the benchmark index against which the Fund compares its performance.

All of these changes became effective on June 12, 2017.

EFFECTIVE JUNE 12, 2017, THE FOLLOWING CHANGES WERE MADE TO THE FUND'S
PROSPECTUS:

CHANGE IN THE CORPORATION'S AND THE FUND'S NAME

BlackRock Mid Cap Value Opportunities Series, Inc. was renamed BlackRock Mid Cap Dividend Series, Inc.

BlackRock Mid Cap Value Opportunities Fund was renamed BlackRock Mid Cap Dividend Fund.

CHANGES IN THE FUND'S INVESTMENT STRATEGIES

THE SECTION OF THE SUMMARY PROSPECTUS ENTITLED "PRINCIPAL INVESTMENT STRATEGIES OF THE FUND" AND THE SECTION OF THE PROSPECTUS ENTITLED "FUND OVERVIEW -- PRINCIPAL INVESTMENT STRATEGIES OF THE FUND" WERE DELETED IN THEIR ENTIRETY AND REPLACED WITH THE FOLLOWING:

PRINCIPAL INVESTMENT STRATEGIES OF THE FUND

The Fund seeks to achieve its investment objective by investing primarily in a diversified portfolio of equity securities. Under normal circumstances, the Fund will invest at least 80% of its net assets plus the amount of any borrowings for investment purposes in equity securities of mid cap companies and at least 80% of its net assets plus the amount of any borrowings for investment purposes in dividend-paying securities. Equity securities include common stock, preferred stock, securities convertible into common stock, or securities or other instruments whose price is linked to the value of common stock. Mid cap companies are companies that at the time of purchase have market capitalizations in the range of companies included in the Russell Midcap Value Index (generally between $57.5 million and $58 billion as of March 31, 2017, although this range may change from time to time). The Fund will focus on issuers that have good prospects for capital appreciation and current income. Although the Fund invests primarily in dividend-paying securities, portions of the distributions paid by the Fund may not be subject to the lower income tax rates applicable to dividends. While the Fund will invest at least 80% of its assets in mid cap securities, the Fund may invest in securities of companies with any market capitalization. The Fund's portfolio, in the aggregate, will be structured in a manner designed to seek long-term capital appreciation as well as net portfolio yield in excess of the average yield of mutual funds invested primarily in U.S. equities.

The Fund may also invest in securities convertible into common stock and non-convertible preferred stock. Convertible securities are generally debt securities or preferred stock that may be converted into common stock. Convertible securities typically pay current income as either interest (debt security convertibles) or dividends (preferred stock). A convertible security's value usually reflects both the stream of current income payments and the market value of the underlying common stock. Preferred stock is a class of stock that often pays dividends at a specified rate and has preference over common stock in dividend payments and liquidation of assets. Preferred stock may also be convertible into common stock.

The Fund may invest up to 25% of its total assets in securities of foreign issuers. The Fund may invest in securities from any country. The Fund may invest in securities denominated in both U.S. dollars and non-U.S. dollar currencies.

The 80% policies noted above are non-fundamental policies of the Fund and may not be changed without 60 days' prior notice to shareholders.

THE SECTION OF THE PROSPECTUS ENTITLED "DETAILS ABOUT THE FUND -- HOW THE FUND INVESTS -- INVESTMENT PROCESS" WAS DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

INVESTMENT PROCESS

BlackRock Advisors, LLC ("BlackRock") chooses investments for the Fund that it believes will both increase in value over the long term and provide current income, focusing on investments that will do both instead of those that will favor current income over capital appreciation. Total return consists of increases in value from both capital appreciation and income. The Fund will focus on issuers that have good prospects for capital appreciation. In selecting portfolio securities, the Fund will generally employ a value-oriented analysis, but may purchase equity securities based on a growth-oriented analysis when such securities pay dividends or Fund management believes such securities have particularly good prospects for capital appreciation.

Fund management believes that stocks that have yields often provide more attractive long-term total return and greater price stability during periods of downward movements in market prices than stocks that do not pay dividends. In certain market cycles, such as periods of high growth or high interest rates on bonds, dividend-paying stocks could go out of favor. During such periods, the Fund may underperform other equity funds that do not emphasize investments in dividend-paying stocks.

The Fund has no stated minimum holding period for investments and will buy or sell securities whenever Fund management sees an appropriate opportunity. For example, the Fund may sell shares of a company when the company's prospects for capital appreciation deteriorate or when its dividend rates become unattractive or when the Fund identifies another company with more attractive prospects.

THE SECTION OF THE PROSPECTUS ENTITLED "DETAILS ABOUT THE FUND -- HOW THE FUND INVESTS -- PRINCIPAL INVESTMENT STRATEGIES" WAS DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

PRINCIPAL INVESTMENT STRATEGIES

The Fund seeks to achieve its investment objective by investing primarily in a diversified portfolio of equity securities. Under normal circumstances, the Fund will invest at least 80% of its net assets plus the amount of any borrowings for investment purposes in equity securities of mid cap companies and at least 80% of its net assets plus the amount of any borrowings for investment purposes in dividend-paying securities. Equity securities include common stock, preferred stock, securities convertible into common stock, or securities or other instruments whose price is linked to the value of common stock. Mid cap companies are companies that at the time of purchase have market capitalizations in the range of companies included in the Russell Midcap Value Index (generally between $57.5 million and $58 billion as of March 31, 2017, although this range may change from time to time). The Fund will focus on issuers that have good prospects for capital appreciation and current income. Although the Fund invests primarily in dividend-paying securities, portions of the distributions paid by the Fund may not be subject to the lower income tax rates applicable to dividends. While the Fund will invest at least 80% of its assets in mid cap securities, the Fund may invest in securities of companies with any market capitalization. The Fund's portfolio, in the aggregate, will be structured in a manner designed to seek long-term capital appreciation as well as net portfolio yield in excess of the average yield of mutual funds invested primarily in U.S. equities.

The Fund may also invest in securities convertible into common stock and non-convertible preferred stock. Convertible securities are generally debt securities or preferred stock that may be converted into common stock.

Convertible securities typically pay current income as either interest (debt security convertibles) or dividends (preferred stock). A convertible security's value usually reflects both the stream of current income payments and the market value of the underlying common stock. Preferred stock is a class of stock that often pays dividends at a specified rate and has preference over common stock in dividend payments and liquidation of assets. Preferred stock may also be convertible into common stock.

The Fund may invest up to 25% of its total assets in securities of foreign issuers. The Fund may invest in securities from any country. The Fund may invest in securities denominated in both U.S. dollars and non-U.S. dollar currencies.

The 80% policies noted above are non-fundamental policies of the Fund and may not be changed without 60 days' prior notice to shareholders.

THE SECTION OF THE PROSPECTUS ENTITLED "DETAILS ABOUT THE FUND -- HOW THE FUND INVESTS -- OTHER STRATEGIES" WAS AMENDED TO ADD THE FOLLOWING OTHER STRATEGIES:

    . REPURCHASE AGREEMENTS AND PURCHASE AND SALE CONTRACTS -- The Fund may enter into certain types of repurchase agreements or purchase and sale contracts. Under a repurchase agreement, the seller agrees to repurchase a security at a mutually agreed-upon time and price. A purchase and sale contract is similar to a repurchase agreement, but purchase and sale contracts also provide that the purchaser receives any interest on the security paid during the period.

    . RIGHTS -- The Fund may purchase securities pursuant to the exercise of subscription rights, which allow an issuer's existing shareholders to purchase additional common stock at a price substantially below the market price of the shares.

    . SHORT-TERM SECURITIES -- The Fund will normally invest a portion of its assets in short-term debt securities, money market securities, including repurchase agreements, or cash. The Fund invests in such securities or cash when Fund management is unable to find enough attractive long-term investments to reduce exposure to stocks when Fund management believes it is advisable to do so or to meet redemptions. Except during temporary defensive periods, such investments will not exceed 20% of the Fund's assets.

    . STANDBY COMMITMENT AGREEMENTS -- Standby commitment agreements commit the Fund, for a stated period of time, to purchase a stated amount of securities that may be issued and sold to the Fund at the option of the issuer.

THE SECTION OF THE PROSPECTUS ENTITLED "DETAILS ABOUT THE FUND -- HOW THE FUND INVESTS -- OTHER STRATEGIES" WAS AMENDED TO DELETE "CONVERTIBLE SECURITIES," "DEPOSITARY RECEIPTS," "LARGE CAP AND SMALL CAP COMPANY SECURITIES," "REAL ESTATE INVESTMENT TRUSTS" AND "SHORT SALES" AND TO DELETE "BORROWING," "DEBT SECURITIES," "DERIVATIVES," "INVESTMENT COMPANIES" AND "TEMPORARY DEFENSIVE STRATEGIES" IN THEIR ENTIRETY AND REPLACE THEM WITH THE FOLLOWING:

    . BORROWING -- The Fund may borrow from banks as a temporary measure for extraordinary or emergency purposes, or to meet redemptions.

    . DEBT SECURITIES -- This includes fixed income securities issued by companies, as well as U.S. and foreign sovereign debt obligations. When choosing debt securities, Fund management considers various factors including the credit quality of issuers and yield analysis. The Fund may invest in debt securities that are rated investment grade of any maturity.

    . DERIVATIVE TRANSACTIONS -- The Fund may use derivatives to hedge its investment portfolio against market, interest rate and currency risks or to seek to enhance its return. The derivatives that the Fund may use include indexed and inverse securities, options, futures, swaps and forward foreign exchange transactions.

    . INVESTMENT COMPANIES -- The Fund has the ability to invest in other investment companies, such as exchange-traded funds, unit investment trusts, and open-end and closed-end funds. The Fund may invest in affiliated investment companies, including affiliated money market funds and affiliated exchange-traded funds.

    . TEMPORARY DEFENSIVE STRATEGIES -- For temporary defensive purposes, the Fund also may restrict the markets in which it invests and may increase the portion of assets invested in issuers with larger capitalizations and in debt securities. Although the Fund will make temporary defensive investments only to the extent that Fund management believes they present less risk than the Fund's usual investments, temporary defensive investments may limit the Fund's ability to achieve its investment objective.